Exhibit 10.14





                THIS NOTE IS SUBJECT TO A PROHIBITION ON TRANSFER


                          SUBORDINATED PROMISSORY NOTE

                                                              Cleveland, Ohio
$7,500,000                                                    June 12, 1998

                  FOR VALUE RECEIVED, the undersigned, American Architectural Products Corporation, a Delaware corporation ("AAPC"), promises to pay to the order of Louisiana-Pacific Corporation, a Delaware corporation, ("L-P"), the principal amount of SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($7,500,000), together with interest (calculated on the basis of a year of 360 days and based upon the number of days actually elapsed) on the daily unpaid principal balance hereof from the date hereof at a rate per annum equal to the average LIBOR rate over the term of the Note as reported in the daily edition of the Wall Street Journal plus 1.5%. Interest shall accrue from the date hereof and the principal balance hereof and all accrued but unpaid interest thereon shall be due and payable within three (3) days of the closing of the first to occur of (i) an AAPC common stock offering in an amount equal to or greater than 15,000,000, or
(ii) an AAPC high yield debt offering in an amount equal to or greater than 50,000,000, or in any event, no later than June 30, 1999. AAPC shall have the right to prepay the principal amount of this Subordinated Promissory Note (this "Note") with then accrued interest, in whole or in part, at any time, without premium or penalty.

                  This Note is being delivered in accordance with SUBSECTIONS
3.1.2 and 4.3.1 of the Asset Purchase Agreement between L-P and Weather-Seal Acquisition Corporation ("WAC"), dated as of June 5, 1998 (the "Purchase Agreement"), and is subject to the terms and conditions of the Purchase Agreement, including, without limitation, SECTION 10.8 of the Purchase Agreement, which provides that neither AAPC nor WAC shall have any right to set off Damages (as defined in the Purchase Agreement) against payments due under this Note, and SECTION 10.1 of the Purchase Agreement which provides, among other things, that WAC (as guaranteed by AAPC) shall indemnify L-P for any Damages L-P may incur due to (i) any breach by AAPC of the terms of this Note, or (ii) the collection of amounts owed under, or the enforcement of the terms of, this Note.

                  If any amount of principal or interest payable hereunder is not paid when due (whether at stated maturity, by acceleration or otherwise), then the entire outstanding principal balance hereof, together with all overdue interest, shall at the L-P's option (exercised then or thereafter) automatically and immediately accrue interest until such default is cured, payable on demand, at a rate per annum equal to the greater of (i) 5% per annum above the interest rate otherwise in effect, or (ii) twelve (12)% per annum.

                  No delay or omission on the part of L-P in exercising any right or remedy hereunder or in connection herewith shall operate as a waiver of such right or remedy or of any other right or remedy hereunder or in connection herewith. Any waiver of L-P's rights or remedies hereunder or in connection herewith must be in writing and signed by L-P. A waiver on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on a future occasion.

                  AAPC represents that (i) it has legal power and right to execute and deliver this Note and to perform and observe the provisions of this Note; (ii) by executing and delivering this Note and by performing and observing the provisions of this Note, AAPC will not violate any existing provision of its certificate of incorporation or bylaws or any applicable law or violate or otherwise become in default under any existing contract, including any agreements for borrowed money or otherwise evidencing or relating to any Indebtedness, or other obligations binding upon AAPC; (iii) the officer or officers executing and delivering this Note on behalf of AAPC have been duly authorized to do so; and (iv) this Note, when executed, is legally binding upon AAPC in every respect. For purposed of this Note "Indebtedness" shall mean (i) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (ii) all obligations for the deferred purchase price of capital assets excluding trade payables, (iii) all obligations under conditional sales or other title retention agreements, and (iv) and all lease obligations which have been or should be capitalized on the books of any person, corporation, association, limited liability company, partnership, joint venture, or political entity or subdivision.

                  AAPC shall be in default under this Note upon the occurrence of any of the following events of default ("Events of Default"):

                  (a) AAPC shall fail to pay any principal of , or interest on, this Note when the same becomes due and payable; or

                  (b) any representation or warranty made by AAPC (or any of its officers) in the Purchase Agreement or in this Note shall prove to have been incorrect in any material respect when made; or

                  (c) AAPC shall fail to perform or observe any term, covenant or agreement contained in this Note on its part to be performed or observed; or

                  (d) AAPC shall fail to pay any principal of or premium or interest on any Indebtedness which is outstanding in a principal amount of at least $1,000,000 (or its equivalent, if in any other currency) in the aggregate of AAPC when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, instrument or document relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement, instrument or document relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement, instrument or document, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

                  (e) AAPC shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment of the benefit of creditors; or any proceeding shall be instituted by or against AAPC seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property an, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or AAPC shall take any corporate action to authorize any of the actions set for the in this subsection (e); or

                  (f) any judgment or order for the payment of money in excess of $500,000 (or its equivalent, if in any other currency) shall be rendered against AAPC and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                  (g) AAPC shall incur or suffer to exist any Indebtedness other than the Senior Debt (as defined below); or

                  (h) AAPC shall transfer or attempt to transfer this Note in contravention of the terms of this Note;

then, and in any such event, the L-P may, by notice to AAPC, declare this Note, all interest theron and all other amounts payable under this Note to be forthwith due and payable, whereupon this Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by AAPC; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to AAPC of the nature referred to in clause (e) above, this Note, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which ware hereby expressly waived by AAPC.

                  By its acceptance of this Note, L-P agrees that the payment of the principal, interest and other sums due or to become due on this Note is hereby expressly subordinated in right of payment to the prior payment in full of (i) all amounts loaned to AAPC by Bank Boston, NA pursuant to that certain Credit Agreement, dated June 9, 1998; and (ii) the Indebtedness represented by AAPC's 11-3/4% Senior Notes due 2007 in the aggregate principal amount of $125,000,000 (collectively, the "Senior Debt"). If an event occurs and is continuing which is a default or an event of default, or which with notice or lapse of time, or both, would become a default or event of default either in payment of principal of, or interest on, Senior Debt when due, or which under any agreement relating to Senior Debt would permit the holder thereof to cause any part of such Senior Debt to become due prior to its stated maturity, whether by prepayment, acceleration or otherwise, or in the event of any distribution of the assets of AAPC upon any dissolution, winding up, total liquidation or reorganization of AAPC, no payments of any kind may be made by AAPC with respect to any Indebtedness due under this Note unless all amounts due on the Senior Debt shall have been paid or provided for.

                  This Note shall bind AAPC and its successors and assigns, and the benefits hereof shall inure to the benefit of L-P and its successors and assigns. All references herein to the "AAPC" and "L-P" shall be deemed to apply to AAPC and L-P, respectively, and to their respective successors and assigns.

                  THIS NOTE IS NOT TRANSFERABLE AND ANY PURPORTED TRANSFER IN VIOLATION OF THIS PROVISION SHALL BE OF NO FORCE OR EFFECT.

                  AAPC waived presentment, demand, notice, protest, and all other demands and notices in connection with delivery, acceptance, performance, default, or enforcement of this Note. This Note is subject to and shall be governed by and according to the laws of the State of Ohio.

                  AAPC hereby irrevocably and unconditionally (i) submits for itself and its property in any legal action or proceeding relating to this Note, or for recognition and enforcement of any judgment in respect therefor, to the non-exclusive general jurisdiction of the courts of the State of Ohio, the courts of the United States of America for the Northern District of Ohio and appellate courts from any thereof; (ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to AAPC at its address specified in the Purchase Agreement; and
(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

                  AAPC, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN L-P AND AAPC ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RALATIONSHIP ESTABLISHED BETWEEN AAPC AND L-P IN CONNECTION WITH THIS NOTE.

                  IN WITNESS WHEREOF, AAPC has duly executed and delivered this Note on the date first above written.

                                    AMERICAN ARCHITECTURAL PRODUCTS
                                    CORPORATION




                                     By: /s/ Joseph Dominijanni
                                        ----------------------------------------
                                     Name:  Joseph Dominijanni
                                     Title: Treasurer